Exhibit 8.2
March 10, 2008
GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, SE
P.O. Box 2760
Gainesville, GA 30501
Ladies and Gentlemen:
     We have acted as counsel to GB&T Bancshares, Inc., a Georgia corporation (“GB&T”), in connection with (i) the Agreement and Plan of Merger, dated November 2, 2007 (the “Merger Agreement”), by and among GB&T and SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), pursuant to which GB&T will merge with and into SunTrust with SunTrust as the surviving corporation, and (ii) the preparation and filing with the Securities and Exchange Commission (“SEC”) of the registration statement on Form S-4, to which this opinion letter is filed as an exhibit (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
     For purposes of the opinion set forth below, we have examined and, with the consent of GB&T and the consent of SunTrust, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus contained in the Registration Statement, the written certificates (the “Certificates”) dated as of the date hereof from officers of each of GB&T and SunTrust verifying certain relevant facts that have been represented to us, and such other documents as we have deemed necessary and appropriate for purposes of this opinion. In our examination of documents, we have assumed that all documents submitted to us as copies faithfully reproduce the original thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.
     We have assumed, with your consent, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements of fact concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (iii) the representations made by GB&T and SunTrust in their respective Certificates are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Certificates “to the knowledge of,” or based on the belief of GB&T and SunTrust or similarly qualified are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

GB&T Bancshares, Inc.
March 10, 2008

     We hereby confirm to you that, in our opinion, the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Except as set forth above, we express no opinion as to the accuracy of any statements of law relating to the Merger or as to any other legal matters.
     The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such change could affect the opinion rendered herein.
     We are furnishing this opinion to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
/s/ Troutman Sanders LLP
Troutman Sanders LLP